UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Sections 13 or 15(d) of the

Securities Exchange Act of 1934

November 26, 2003

Date of Report (Date of earliest event reported)

CYBERGUARD CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number: 0-24544

Florida	65-0510339
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

2000 West Commercial Boulevard, Suite 200, Fort Lauderdale, Florida	33309
(Address of principal executive offices)	(Zip Code)

(954) 958-3900

(Registrant’s telephone number, including area code)

Item 2.	Acquisition or Disposition of Assets.

On November 26, 2003, CyberGuard Corporation, a Florida corporation (“Company”), completed the acquisition of SnapGear, Inc., a Delaware corporation (“SnapGear”), pursuant to an Agreement and Plan of Merger dated November 12, 2003 (“Agreement”).

The consideration to SnapGear was approximately $16 million in cash and stock. The $16 million consideration consisted of: (a) approximately 1,651,000 shares of the Company’s Common Stock valued at $14,400,000 (based upon the average closing price of the Common Stock over a ten-day period prior to the date of the closing); and (b) cash of approximately $1.6 million. In addition, the stockholders of SnapGear are entitled to receive up to approximately 367,000 additional shares of the Company’s Common Stock valued at $3,200,000 if certain revenue targets are attained post-closing.

SnapGear stockholders were granted certain registration rights pertaining to the Common Stock they received in the transaction. The purchase price was determined through arms-length negotiations between representatives of the Company and SnapGear. The Company’s general corporate funds were the source of the funds used to fund the cash portion of the purchase price.

SnapGear, a privately-held company founded in Australia, is a leading developer of embedded Linux security and offers a popular line of edge firewall/VPN security appliances for the small to medium enterprise markets.

The foregoing description is qualified in its entirety by the full text of the Agreement, which is included as Exhibit 2.1 hereto and incorporated herein by reference.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements of Businesses Acquired.

The financial statements required by this item are not included in this report on Form 8-K. Such financial statements will be filed by amendment to this report on Form 8-K as soon as they are available, but in no event later than sixty (60) days after the date that the initial report on Form 8-K must be filed.

(b) Pro Forma Financial Information.

The pro forma financial information required by this item is not included in this report on Form 8-K. Such pro-forma financial information will be filed by amendment to this report on Form 8-K as soon as it is available, but in no event later than sixty (60) days after the date that the initial report on Form 8-K must be filed.

(c) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger among CyberGuard Corporation, SnapGear Acquisition Corporation and SnapGear, Inc. dated as of November 12, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYBERGUARD CORPORATION

By:	/s/ SCOTT J. HAMMACK

Scott J. Hammack
Chief Executive Officer

Date:	December 4, 2003